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                      July 11, 2023

       Raymond Tam
       Chief Financial Officer
       Adagene Inc.
       4F, Building C14, No. 218
       Xinghu Street, Suzhou Industrial Park
       Suzhou, Jiangsu Province, 215123
       People   s Republic of China

                                                        Re: Adagene Inc.
                                                            Annual Report on
Form 20-F for the fiscal year ended December 31, 2022
                                                            Filed April 28,
2023
                                                            File No. 001-39997

       Dear Raymond Tam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences
       cc:                                              Xuelin Wang, Esq.